Exhibit 21.1

                             CFC International, Inc.

                                  SUBSIDIARIES



CFC Management, Inc.


CFC International, Ltd. (U.K.)


CFC Northern Bank Note Company, LLC


CFC Europe GmbH


CFC Oeserwerk GmbH


CFC Oeser France SARL